Exhibit 99.1

99 CENTS ONLY STORES ANNOUNCES CHAIRMAN OF BOARD OF DIRECTORS ANDREW GIANCAMILLI AS NEW INTERIM PRESIDENT & CEO

City of Commerce, CA—May 26, 2015 — 99 Cents Only Stores announced today that Andrew Giancamilli, the Chairman of the company’s Board of Directors, is assuming the role of Interim President and CEO, replacing Stéphane Gonthier, who has resigned. A Board Member since 2012, Mr. Giancamilli was appointed as Chairman on April 20, 2015 to help guide the company through its next phase of growth based on his extensive experience in leading several retail businesses.

“We would like to thank Stéphane for his service. He has been instrumental in leading 99 Cents Only Stores through a transformative period of dynamic change,” said David Kaplan, a member of the Board of Directors and Co-Founder and Senior Partner of Ares Management. “The Board of Directors is looking forward to having Andy on the team with our dedicated ‘99ers’ as we continue to expand our unique brand of extreme value.”

“In my role on the Board over the past three years and more recently as Chairman, I have gained a deep understanding of the drivers of the 99 Cents Only business and its distinctive and passionate corporate culture. I look forward to working with the members of the senior management team and the Board to ensure a smooth transition,” said Mr. Giancamilli. “Our plan during this time is to continue business as usual while we work to execute on the company’s growth strategies as one of the leading extreme value retailers in the country.”

Mr. Giancamilli brings more than 30 years of experience in leading large retail businesses. He served for more than eight years as President and Chief Executive Officer of Katz Group Canada Ltd., the Canadian subsidiary of the Katz Group of Companies, operators of over 1,800 traditional drug stores in Canada. Prior to that, Mr. Giancamilli was with Canadian Tire Corporation Ltd., a Canadian retail conglomerate and was also President and Chief Operating Officer at Kmart Corporation, the third-largest discount retailer in the world. He has also held senior leadership positions at Perry Drug Stores, Inc., a U.S.-based drug store chain, where he began his career in 1975.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 384 stores located in California, Texas, Arizona and Nevada offering a broad assortment of name-brand and other attractively-priced merchandise and compelling seasonal product offerings.

Contact

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bill@mendelcommunications.com

(212) 397-1030